NEWS RELEASE
NASDAQ Symbol: “STRS”
Stratus Properties Inc.	Financial and Media Contact:
212 Lavaca St., Suite 300	William H. Armstrong III
Austin, Texas 78701	(512) 478-5788

STRATUS PROPERTIES INC. ELECTS TO PURCHASE
CANYON-JOHNSON URBAN FUND II, L.P.'S INTEREST IN BLOCK 21
AND COMPLETES THE SALES OF PARKSIDE VILLAGE AND 5700 SLAUGHTER

AUSTIN, TX, July 9, 2015 - Stratus Properties Inc. (NASDAQ: STRS) announced today that on July 6, 2015, Stratus notified its joint venture partner Canyon-Johnson Urban Fund II, L.P. (Canyon-Johnson), of its election to purchase Canyon-Johnson’s interest in the joint venture, CJUF II Stratus Block 21, LLC which owns a 36-story mixed-use development in downtown Austin, Texas, anchored by a W Hotel & Residences, for $60.9 million. Currently, Stratus is the manager of, and has an approximate 42 percent interest in, the W Austin Hotel & Residences project, and Canyon-Johnson has an approximate 58 percent interest in the W Austin Hotel & Residences project.

Canyon-Johnson triggered the process on May 12, 2015, requiring Stratus to elect to either sell its interest in the joint venture to Canyon-Johnson for $44.5 million or purchase Canyon-Johnson’s interest in the joint venture for $60.9 million. In accordance with the terms of the joint venture’s operating agreement closing, which is subject to customary conditions, will occur no later than November 10, 2015.  The purchase will be made in connection with the refinancing of the W Hotel & Residences project, which is currently being negotiated.

Additionally, on July 2, 2015, Stratus completed the sales of its Austin-area Parkside Village and 5700 Slaughter properties, both located in the Circle C community, to Whitestone REIT (NYSE: WSR). Stratus successfully entitled, developed and fully leased both projects. The Parkside Village retail project, owned in a joint venture with LCHM Holdings, LLC, consists of approximately 90,200 leasable square feet and was sold for $32.5 million. The 5700 Slaughter retail project, wholly owned by Stratus, consists of approximately 25,700 leasable square feet and was sold for $12.5 million. Net proceeds from these transactions, after debt repayments and closing costs, totaled approximately $17 million.

William H. Armstrong III, Chairman of the Board, President and Chief Executive Officer of Stratus, stated, "We believe the W Austin Hotel & Residences project is a proven asset in a strong market that provides dependable cash flow from diverse sources. Sole ownership of this property by Stratus simplifies operations and will add value. This transaction, together with the sales of Parkside Village and 5700 Slaughter, are consistent with our recently communicated five-year plan to create value for our shareholders."

Stratus is a diversified real estate company engaged primarily in the acquisition, entitlement, development, management, operation and sale of commercial, hotel, entertainment, and multi- and single-family residential real estate properties, primarily located in the Austin area, but including projects in certain other select markets in Texas.
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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS. This press release contains forward-looking statements which are all statements other than statements of historical facts, such as statements regarding the anticipated financing and completion of Stratus’ purchase of Canyon-Johnson Urban Fund II, L.P.’s interest in CJUF II Stratus Block 21, LLC, statements regarding the implementation and potential results of Stratus' five-year business strategy, projections or expectations related to operational and financial performance or liquidity, and other plans and objectives of management for future operations and activities. The words “anticipates,” “may,” “can,” “plans,” “believes,” “potential,” “estimates,” “expects,” “projects,” “intends,” “likely,” “will,” “should,” “to be” and any similar expressions and/or statements that are not historical facts are intended to identify those assertions as forward-looking statements.

Stratus cautions readers that forward-looking statements are not guarantees of future performance, and its actual results may differ materially from those anticipated, projected or assumed in the forward-looking statements. Important factors that can cause Stratus' actual results to differ materially from those anticipated in the forward-looking statements include, but are not limited to, Stratus’ ability to refinance and service its debt and the availability of financing for development projects and other corporate purposes, Stratus' ability to sell properties at prices its board considers acceptable, a decrease in the demand for real estate in the Austin, Texas market, changes in economic and business conditions, reduction in discretionary spending by consumers and corporations, competition from other real estate developers, hotel operators and/or entertainment venue operators and promoters, business opportunities that may be presented to and/or pursued by Stratus, the failure of third parties to satisfy debt service obligations, the failure to complete agreements with strategic partners and/or appropriately manage relationships with strategic partners, the termination of sales contracts or letters of intent due to, among other factors, the failure of one or more closing conditions or market changes, the failure to attract customers for its developments or such customers’ failure to satisfy their purchase commitments, increases in interest rates, declines in the market value of its assets, increases in operating costs, including real estate taxes and the cost of construction materials, changes in external perception of the W Austin Hotel, changes in consumer preferences, changes in laws, regulations or the regulatory environment affecting the development of real estate, opposition from special interest groups with respect to development projects, weather-related risks and other factors described in more detail under the heading “Risk Factors” in Stratus’ Annual Report on Form 10-K for the year ended December 31, 2014, filed with the U.S. Securities and Exchange Commission (SEC) as updated by Stratus’ subsequent filings with the SEC.

Investors are cautioned that many of the assumptions on which Stratus' forward-looking statements are based are subject to change after its forward-looking statements are made. Further, Stratus may make changes to its business plans that could or will affect its results. Stratus cautions investors that it does not intend to update its forward-looking statements notwithstanding any changes in its assumptions, business plans, actual experience, or other changes, and Stratus undertakes no obligation to update any forward-looking statements, except as required by law.

A copy of this release is available on Stratus' website, www.stratusproperties.com.
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